Dr Joy Barton
Managing Partner and CEO
Marquant Partners Ltd
145 - 157 St John St, EC1V 4PY
London, UK

Effective Date 01 October 2012

Dr. Michael G. Hanna Jr.

Chairman and CEO

Vaccinogen Inc.

Dear Mike:

We are pleased that Vaccinogen (the “Company”) has chosen to engage Marquant Partners LLC (the “Advisors”, “we” or “us”), to act as its advisor with respect to the Company’s partnering of HuMabs (Diagnostics and Therapy) - each project being a ‘Strategic Transaction’.

We look forward to working with you on this engagement, and have set forth below the agreed upon terms of our engagement.

As part of our engagement, we will, if appropriate and if requested, and within the time schedule to be agreed upon:

(a)          design an appropriate partnering strategy for partnering HuMabs’ for which that the Company may ask for our assistance;

(b)          review and suggest improvements for presentation materials used in dialogue associated with a Strategic Transaction;

(c)          if requested, assist you in analyzing and evaluating the business, operations and financial position of the Company as part of preparing for a potential Strategic Transaction;

(d)          assist you in preparing descriptive materials regarding the Company for distribution and presentation to potential partners as part of exploring a Strategic Transaction;

(d)          assist you in the preparation and implementation of a plan to have discussions with prospective partners;

(e)          assist you in identifying and screening interested prospective partners;

(f)           assist you in coordinating potential partners’ due diligence investigations;

(g)          assist you in evaluating proposals received from potential partners as part of any Strategic Transaction;

(h)          assist you in structuring and negotiating the financial aspects of any Strategic Transaction; and

(i)           be available at your request to meet with your Board of Directors to discuss the proposed Strategic Transaction and its financial implications.

You, the Company will, of course, retain complete control and discretion over whether and when to proceed with any Strategic Transaction including the terms thereof.

The work on this project will be led by Dr. Joy Barton, who will be your primary contact. In connection with Advisors’ engagement, the Company will furnish Advisors with all information concerning the Company which Advisors reasonably deems appropriate and will provide Advisors with access to the Company’s officers, directors, employees, accountants, counsel and other representatives (collectively, the “Representatives”), it being understood that Advisors will rely solely upon such information supplied by the Company and its Representatives without assuming any responsibility for independent investigation or verification thereof.

All non-public information concerning the Company that is given to Advisors in connection with this engagement will be used solely in the course of the performance of our services hereunder and will be treated as Confidential and governed under the terms of the Confidentiality Agreement executed between the parties and attached hereto.

As compensation for our services hereunder, the Company agrees to pay Advisors the following aggregate compensation to be allocated between them as they determine:

(1)          a monthly retainer in the amount of US$10,000 (ten thousand dollars)

(2)          a Success Fee equal to eight percent (8%) of the total Transaction Value received by Company and/or its shareholders in respect of a Strategic Transaction.

For the avoidance of doubt, under (1) above, no payment shall be due and payable until the earlier of either (i) Company closes a financing round and raises at least 10 million US$, or (ii) Company closes a Strategic Transaction, as contemplated in this agreement. Upon Company’s request, invoices may be issued to support financial tracking activities.

The Success Fee is payable at the closing of the Strategic Transaction, except where the Strategic Transaction is payable with an upfront and future contingent payments, in which case the Success Fee is payable at the same time that the consideration is paid to Company.

No Success Fee will be due to the Advisor on any Strategic Transaction that is consummated during the period of this agreement that was initiated by the Company prior to the date of this agreement unless the Advisor has been requested by the Company to assist the Company and participate in the negotiations of the specific Strategic Transaction. A list of those companies already contacted by the Company shall be included as Annex B to this agreement.

For purposes of this Letter Agreement, “Transaction Value” shall mean the total consideration paid or payable (e.g., cash, property, stock, options, warrants or other securities, consulting agreements, non-compete provisions, earnouts, excluded assets, that are intended as purchase consideration, and deferred or escrowed consideration) to the Company and/or its shareholders.

The Company has no obligation to pay any Success Fee if a Strategic Transaction is not consummated.

Promptly upon request and regardless of whether a Financing and/or a Strategic Transaction occurs, the Company agrees to reimburse Advisors in cash for all of Advisor’s reasonable out-of-pocket expenses (provided that a detailed overview of these expenses is provided to the Company). Such expenses are not to be incurred without the Company’s prior consent and such payment to be made within 30 days of request. In no case will the total of reimbursed expenses exceed $10,000 for the term of this agreement unless any additional expenses over $10,000 are agreed to in writing (email) by both parties. For the purposes of this agreement, the term “Strategic Transaction” shall be defined to include, whether in one or a series of transactions, any of the following events that are the result of the activities and efforts of the Advisors as are assigned by the terms of this agreement (except transactions otherwise excluded in this Agreement): (a) any partnering activity (including but not limited to licensing, co-development and option structures), concerning HuMabs, that the Company requests and (b) any merger, consolidation or other business combination pursuant to which the business of the Company is combined with that of any other person (any such person, together with its subsidiaries and affiliates a “Strategic partner”); (c) any other transaction in which a Strategic Partner(s) acquires thirty percent (30%) or more of the capital stock of the Company whether by way of merger, business combination, stock purchase, tender offer, restructuring or reorganization or any similar transaction regardless of whether the Company is the surviving entity and (d) any activity whereby Company is financed for the development of HuMabs or its analogues whether in one or a series of transactions.

The Company acknowledges that, subject to the prior written approval of the Company, Advisors may, at its option and expense, and after Company’s announcement of the Strategic Transaction, place announcements and advertisements or otherwise publicize the Strategic Transaction, unless otherwise prohibited by law or agreement among the parties to the Strategic Transaction. Furthermore, if requested by Advisors and not otherwise prohibited, the Company shall include a mutually acceptable reference to Advisors in any press release or other public announcement made by the Company regarding the matters described in this letter.

The Company will indemnify Advisors and hold them harmless for any action, claim, suit, investigation or proceeding, actual or threatened, brought by any person, including stockholders of the Company, against Advisors, based on any representations made by the Company, on which representations Advisors in good faith have relied; provided, however, that the Company will not indemnify Advisors and hold them harmless with respect to claims arising out of Advisors’ fraud or intentional misrepresentation. If any claim or demand is made against Advisors as to which the Company may be obligated to provide reimbursement, indemnification or contribution hereunder, Advisors, within 5 working days after receipt of such claim or demand, shall notify the Company in writing and in reasonable detail of such claim or demand. Thereafter, the Company shall have the right to assume and control the defense and settlement of any such claim or demand.

Advisors engagement hereunder may be terminated at any time, with or without cause, by either Advisors or the Company upon thirty days’ prior written notice thereof to the other party; provided, however, that in the event of any termination by the Company in the absence of a material breach by Advisors, Advisors will continue to be entitled to their full Success Fee provided for herein in the event that at any time prior to the expiration of twelve months after any such termination of this Agreement the Company consummates a Strategic Transaction with a party introduced to the Company by the Advisors.

In no case shall termination of the Advisors engagement hereunder affect the Company’s obligations to pay any other fees and expenses to the extent provided for herein.

This agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and take precedence over all prior agreements or understandings, whether oral or written, between Advisors and the Company.

This agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by both parties. The benefits of this agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in agreement by the parties hereto shall be binding upon their respective successors and assigns.

This agreement may not be assigned by any party without prior written consent of the other party hereto.

The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this agreement, which shall remain in full force and effect.

This agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument. This letter agreement may not be amended or modified except in writing signed by each of the parties hereto.

All aspects of the relationship created by this agreement shall be governed by and construed in accordance with the laws of State of Maryland.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this agreement.

Very truly yours,

/s/ JOY BARTON
Joy Barton

Accepted and agreed to as of the date first written above:

By:	/s/ Michael G. Hanna, Jr.
Michael G. Hanna, Jr., Ph.D.
Chairman & Chief Executive Officer

By:	/s/ Andrew L. Tussing
Andrew L. Tussing
President & Chief Operating Officer